UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 20, 2017 (March 31, 2017)

Commission File #: 000-53723

TAURIGA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

30-0791746

(IRS Employer Identification Number)

39 Old Ridgebury Road

Danbury, CT 06180

(Address of principal executive office)

Tel: (917) 796-9926

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

EXPLANATORY NOTE

On May 15, 2017, Tauriga Sciences, Inc. (the “Company”) filed a Current Report on Form 8-K with the Securities and Exchange Commission (the “Original 8-K”). This Current Report on Form 8-K/A is being file to correct an error in the Original 8-K relating to the issuance date of a $40,000 convertible debenture issued to Group 10 Holdings LLC which was incorrectly reported as March 31, 2016 (the “$40,000 Group 10 Note”). The correct issuance date of the $40,000 Group 10 Note was March 31, 2017. Presented below is the entire subsection from the Original 8-K relating to the $40,000 Group 10 Note as corrected. Except as set forth below, no other items of the Original 8-K are being amended or restated. The Company subsequently settled the $40,000 Group 10 Note in full for a one-time cash payment in the amount of $59,659 on June 26, 2017.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 3.02 of this Form 8-K/A is incorporated by reference into this Item.

Item 3.02	Unregistered Sales of Equity Securities

Group 10 Holdings LLC

On March 31, 2017, the Company entered into a $40,000 convertible debenture with OID in the amount of $5,000 with Group 10 Holdings LLC (the “Group 10 Note”). The Group 10 Note was amended on May 11, 2017. The terms set forth below reflect all such amendments. Along with the Group 10 Note, 15,000,000 commitment shares of common stock must be issued to the holder within 15 days or an event of default will have occurred, earned in full upon purchase of the Group 10 Note. The Group 10 Note bears 12% interest per annum with a default interest rate of the lesser of 18% or the maximum rate permitted under applicable law, effective as of the issuance date of the Group 10 Note. If any event of default occurs, the outstanding principal amount of this the Group 10 Note, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at holder’s election, immediately due and payable in cash in the sum of (a) one hundred eighteen percent (118%) of the outstanding principal amount of the Group 10 Note plus one hundred percent (100%) of accrued and unpaid interest thereon and (b) all other amounts, costs, expenses and liquidated damages due in respect of the Group 10 Note. After the occurrence of any event of default, the interest rate on the Group 10 Note shall accrue at an interest rate equal the default interest rate.

Subject to the approval of holder for prepayments after one hundred eighty (180) days, the Company may prepay in cash all or any portion of the principal amount of the Group 10 Note and accrued interest thereon, with a premium, as set forth below, upon ten (10) business days prior written notice to holder. The holder shall have the right to convert all or any portion of the principal amount and accrued interest thereon during such ten (10) business day notice period. The amount of each prepayment premium shall be as follows: (a) one hundred forty-five percent (145%) of the prepayment amount if such prepayment is made at any time from the issuance date until the maturity date.

The holder shall have the right, but not the obligation, at any time after the issuance date and until the maturity date, or thereafter during an event of default, to convert all or any portion of the outstanding principal amount, accrued interest and fees due and payable thereon into fully paid and non-assessable shares of common stock of the Company at the conversion price, which shall mean the lesser of (a) fifty percent (50%) multiplied by the lowest closing price during the thirty-five (35) trading days prior to the notice of conversion is given (which represents a discount rate of fifty percent (50%)) or (b) two-tenths of a penny ($0.002).

If the market capitalization of the Company is less than one million dollars ($1,000,000) on the day immediately prior to the date of the notice of conversion, then the conversion price shall be twenty-five percent (25%) multiplied by the lowest closing price during the thirty-five (35) trading days prior to the date a notice of conversion is given (which represents a discount rate of seventy-five percent (75%)). Additionally, if the closing price of the Company’s common stock on the day immediately prior to the date of the notice of conversion is less than one-tenth of a penny ($0.001) then the conversion price shall be twenty percent (25%) multiplied by the lowest closing price during the thirty-five (35) trading days prior to a notice of conversion is given (which represents a discount rate of twenty-five percent (25%)).

At all times during which the Group 10 Note is outstanding, the Company shall reserve and keep available from its authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Group 10 Note and payment of interest, free from preemptive rights or any other actual or contingent purchase rights of persons other than holder, not less than five times the aggregate number of shares of the commons stock that shall be issuable the conversion of the outstanding principal amount of the Group 10 Note and payment of interest hereunder. Initially, the share reserve shall be equal to three hundred fifty million (350,000,000) shares. The holder may request bi-monthly increases to reserve such amounts based on a conversion price equal to the lowest closing price during the preceding thirty-five (35) day. The Company agrees that it will take all such reasonable actions as may be necessary to assure that the conversion shares may be issued. The Company agrees to provide holder with confirmation evidencing the execution of such share reservation within fifteen (15) business days from the issuance date.

The foregoing description of the Group 10 Note is qualified in its entirety by reference to the provisions of the Group 10 Note and the First Amendment to Convertible Debenture filed as Exhibits 4.5 and 4.7, respectively, to the Original 8-K, which are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2017

TAURIGA SCIENCES, INC.

By:	/s/ Seth M. Shaw
Seth M. Shaw
Chief Executive Officer